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FROM:    Ketchum
         Six PPG Place - Pittsburgh, Pa.  15222-5488
         Contact:  Mark Deasy - (412) 456-3843

FOR:     MSA (Mine Safety Appliances Company)
         Ticker:  MSA (AMEX)
         Contact:  Ben DeMaria - (412) 967-3108

                  Thomas Hotopp Announces Retirement from MSA;
            William Lambert Named Successor to Lead MSA North America

         PITTSBURGH, September 10, 2002 - The Board of Directors of Mine Safety Appliances Co. (Amex: MSA), in a planned management succession, has elected William M. Lambert to the position of President, MSA North America, effective January 1, 2003. Mr. Lambert succeeds Thomas B. Hotopp who, after 11 years of distinguished service with the company, has decided to retire at the end of the year. In his new position, Mr. Lambert will report to John T. Ryan, III, chairman and chief executive officer.

         As president of MSA's North American operations, Mr. Lambert will oversee the company's Safety Products Division, the MSA Safety Works Consumer Products group, the company's Instrument Division in Cranberry Township, Pa., and Callery Chemical Co., Evans City, Pa.

         "Tom Hotopp has made a substantial contribution to MSA in successfully guiding us through challenging times in which we had to deal with enormous changes in our markets, our industry and the general economy in North America," Mr. Ryan said. "His leadership, knowledge and focus on the principles and processes of Total Quality Management were major factors in the company's success in overcoming numerous challenges. An important aspect of

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Tom's efforts has been to develop a strong team and good successor. In Bill
Lambert, the board has elected a person well suited to assume Tom's responsibilities. Bill's outstanding achievements at MSA over the past 21 years give me great confidence in his ability to advance the company's performance in North America consistent with our mission."

         Since joining MSA as a Design Engineer, Mr. Lambert has served in a variety of capacities, including Product Line Manager for air-line respirators, Nuclear Industry Specialist, Project Engineer for self-contained breathing apparatus (SCBA) development, Director of Marketing for safety products and Vice President/General Manager of the Safety Products Division.

         One of Mr. Lambert's career highlights at MSA was the development of the patented Quick-Fill(R) System, an accessory for MSA Air Masks that allows firefighters to quickly replenish their air supplies in emergency or routine-use situations. In fact, he was honored for his contributions to firefighter safety by Design News magazine as the publication's 2002 "Special Achievement Award" winner.

         Mr. Lambert received a master's degree in industrial administration from Carnegie Mellon University in 1990. He earned his bachelor's degree in mechanical engineering from Penn State University in 1980. A registered professional engineer in Pennsylvania, Lambert is on the board of directors of the Pittsburgh Civic Light Opera, the International Safety Equipment Association, and is secretary for the National Fire Protection Association's technical correlating committee on Fire and Emergency Services Protective Clothing and Equipment.

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         Established in 1914, MSA is the world's leading provider of quality products and services that protect people's health, safety and the environment. The company has annual sales of about $550 million. MSA products are available in more than 140 countries and are supported globally by 27 international MSA affiliates.

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Note to local Editors:  Mr. Lambert and his family reside in Cranberry Township.